                                                                      Exhibit 99


Libbey, Inc.


                                                LIBBEY INC.
                                                300 MADISON AVE
                                                P.O. BOX 10060
                                                TOLEDO, OH 43699



================================================================================
N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
---------------                     ---------------------------------
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772


FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 22, 2002


         LIBBEY INC. ANNOUNCES RESTRUCTURED AGREEMENT TO ACQUIRE ANCHOR
                      HOCKING BUSINESS OF NEWELL RUBBERMAID

   Acquisition of glassware company amended to exclude foodservice business of Anchor Hocking, deal will add to Libbey's earnings per share in the first year



TOLEDO, OHIO, JANUARY 22, 2002--LIBBEY INC. (NYSE: LBY) announced today that Libbey and Newell Rubbermaid Inc. have signed a revised purchase agreement concerning the acquisition of the Anchor Hocking consumer and specialty glass business of Newell Rubbermaid in a stock purchase for approximately $277.5 million in cash. The newly announced transaction does not include the foodservice business of Anchor Hocking, which generated approximately $17 million in worldwide net sales in 2001 and will be retained by Newell Rubbermaid. As previously announced, Libbey and Newell Rubbermaid expect to make an election under 338(h)(10) of the Internal Revenue Code with respect to the tax treatment of the transaction, which is expected to provide significant additional tax benefits to Libbey.

The Anchor Hocking business being purchased manufactures and markets a wide-range of glass products, including beverageware, bakeware, ovenware, serveware, candle containers, vases, storageware and to a lesser extent industrial glass items used by original equipment manufacturers. It operates manufacturing and distribution facilities in Lancaster, Ohio and Monaca, Pennsylvania and employs approximately 1,900

Libbey, Inc.

associates.

John F. Meier, Libbey's chairman of the board and chief executive officer, said, "While delays in acquiring the Anchor Hocking glass businesses are unfortunate, we are pleased to have entered into the revised purchase agreement and look forward to successfully completing this transaction in the near term." The restructured agreement remains consistent with Libbey's external growth strategy, which includes utilizing its technology and systems to improve efficiencies and provide greater value to its customers.

The businesses of Anchor Hocking that are being acquired generated an estimated net sales and an estimated earnings before interest, income taxes, depreciation and amortization (EBITDA) in the twelve-month period ending December 31, 2001 of approximately $186 million and $37 million, respectively.

The acquisition of Anchor Hocking is expected to be earnings per share accretive to Libbey in the first full year after closing by approximately $.35 to $.40 per diluted share. In addition, management believes even greater earnings accretion will be fully realized over time as it achieves the benefits available with the combination.

The transaction will add significantly to the cash flow generated by Libbey and contribute to the Company's track record of strong cash return on invested capital, regular debt reduction and increasing financial strength over time. In addition, the Company expects that the election under Section 338(h)(10) will provide tax savings of approximately $3 million per year for the next fifteen years.



The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects, " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials;

Libbey, Inc.

protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

In addition, there are factors that could cause the expected results of the acquisition of Anchor Hocking to differ materially from those anticipated by these statements. These include the successful and timely outcome of regulatory reviews and pending litigation with the Federal Trade Commission, satisfactory operation of the Anchor Hocking business prior to closing and the successful transition of the Anchor Hocking business, including achieving cost savings initiatives.

Libbey Inc.:
-    is a leading producer of glass tableware in North America;
-    is a leading producer of tabletop products for the foodservice industry;
-    exports to more than 80 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States.